UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

TWITTER, INC.

(Name of Registrant as Specified In Its Charter)

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On May 11, 2021, Sean Edgett, General Counsel, sent the following email to all employees:

Hi Team,

If you have Twitter stock, you may have received some communications about the upcoming vote at our Annual Meeting of Stockholders on May 27.

What’s happening: There’s a proposal that’s up for consideration (“Proposal 5”) to “declassify” our Board, which will change our current Board term from three years to one year. This means that all Board members will be up for reelection every year. The proposal needs 80% approval of our outstanding shares to pass.

Why it matters: We think it would be in Twitter’s best interests to hold a vote on the election of the entire Board each year (and our Board agrees with this too), as this is generally considered good governance and will increase the accountability of our Board to our stockholders. For this reason, our Board recommends that you and all shareholders vote “FOR’’ Proposal 5.

Like other owners of our shares, you may have already received emails, letters, and/or telephone calls with a similar message. I know it may feel like a lot, but this is important and we want to make sure that everyone who has the ability to vote understands how to do so.

For those of you who hold your shares at Schwab, here’s how to vote in 30 seconds:

1.	Log into your Schwab account via a web browser (note: voting will not work on mobile)

2.	Enter your Schwab username/password

3.	Click on the “Click here” link under “Proxy Events” on the right hand menu under “What’s new”

4.	Click on the “Vote” link and you will be automatically redirected to the ballot where you can cast your vote on each of the proposals

5.	Click the “Submit Vote” button

If you have any questions or problems, please call our partner, Innisfree, at 1 (877) 750-8338 (U.S/Canada) or +1 (412) 232-3651 (all other countries). They are our third-party vendor working with us to ensure our shareholders are educated about this important proposal.

Of course, I encourage you to review all of the proposals on the ballot yourself and vote for whatever you feel is best for us. Even if you only have a small number of shares, your vote matters!

Thank you,

Sean